Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-127898 of Appalachian Bancshares, Inc. on Form S-2, of our report, dated March 17, 2005, on the consolidated financial statements of Appalachian Bancshares, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Schauer Taylor Cox Vise & Morgan, P.C.

Birmingham, Alabama
September 22, 2005